BUFFETS HOLDINGS, INC. ANNOUNCES RESULTS FOR THE YEAR ENDED JUNE 28, 2006 AND SALES GUIDANCE FOR THE FIRST QUARTER OF FISCAL 2007

HIGHLIGHTS:

•	Total revenues down 0.6% in the fourth quarter and up 3.9% year to date
•	Same store sales up 1.2% for the quarter and 4.6% year to date
•	Previously announced Merger with Ryan’s Restaurant Group progressing on schedule and expected to close in the fourth calendar quarter.

EAGAN, Minn. — (BUSINESS WIRE) — September 20, 2006 — Buffets Holdings, Inc. (“Buffets Holdings”), the parent company of Buffets, Inc. (“Buffets”), today reported operating results for its year ended June 28, 2006.

Buffets Holdings reported a 3.9% increase in total sales for the fiscal year ended June 28, 2006, as sales increased to $963.2 million compared to $926.8 million for the comparable prior year period. Average weekly sales for fiscal 2006 increased 6.2% over the comparable prior year period to $53,381. This improvement was primarily due to an increased check average. Same-store sales for fiscal 2006 increased by 4.6% as compared to those reported for the prior year period. This increase was comprised of a 6.1% increase in average check, partially offset by a 1.5% decline in guest traffic.

Net loss for fiscal 2006 was $4.8 million, as compared to a net loss of $2.2 million for fiscal 2005. This is primarily attributable to restaurant closure costs of approximately $6.0 million in fiscal 2006 versus $2.9 million in the comparable prior year period. This increase primarily reflects the closure of nineteen restaurants in fiscal 2006 versus eleven restaurant closures during the comparable prior year period.

Sales for the twelve weeks ended June 28, 2006 were $225.6 million versus $226.8 million in the comparable period of the prior year. Average weekly sales for the fourth quarter of fiscal 2006 of $55,627 were 4.0% higher than average weekly sales for the comparable prior year period. Same-store sales for the fourth quarter of fiscal 2006 increased by 1.2% compared to the comparable prior year period, reflecting a 5.7% increase in average check, offset by a 4.5% decline in guest traffic.

Net loss for the fourth quarter of fiscal 2006 was $2.7 million, compared with a net loss of $1.6 million for the fourth quarter of fiscal 2005. This is primarily attributable to asset impairments of approximately $4.6 million for the fourth quarter of fiscal 2006 versus $3.6 million in the comparable prior year period.

Buffets Holdings also announced that it currently expects same-store sales for the first quarter of fiscal 2007 (the 12-week period ending September 20, 2006) to range between a zero and one percent decrease versus the comparable period in fiscal 2006.

Ryan’s Restaurant Group Merger Moving Forward on Schedule

Buffets Holdings previously announced merger with Ryan’s Restaurant Group continues to move forward on track and is expected to close during the fourth calendar quarter of this year. The merger is subject to regulatory approval as well as other closing conditions, including, among others, the receipt of the necessary financing by Buffets, approval of the Merger by Ryan’s stockholders and the absence of any order or injunction prohibiting the consummation of the Merger.

As of the date of this press release the required waiting period under the Hart-Scott-Rodino Act has passed with no action by the Federal Trade Commission to halt or challenge the proposed merger thus allowing it to move forward. In addition, Ryan’s Restaurant Group has filed their proxy statement with the Securities and Exchange Commission and has set the shareholder meeting date for October 5, 2006.

Continued Focus on Key Initiatives

During the year the Company completed the rollout of its steak offering to all buffet restaurants and is now serving steak in every restaurant six or seven days a week. In addition, the Company has continued the testing and installation of its display grill cooking and now has thirteen units with this retrofit.

Buffets Holdings will be conducting a conference call to discuss operating results for the year ended June 28, 2006, on Wednesday, September 20, 2006 at 11:00 a.m. (Eastern). You may dial into this call starting at 10:45 a.m. (Eastern). The conference phone number is (888) 228-7864 and the conference ID number is 5590535. Chief Executive Officer Mike Andrews and Chief Financial Officer Keith Wall will host the call. In consideration of your fellow participants, the Company requests that cellular phones not be used. The conference call will be recorded and available for playback through Friday, September 29, 2006 at 6:00 p.m. (Eastern). Playback can be reached by dialing (800) 642-1687 and requesting conference ID number 5590535. Information regarding non-GAAP financial measures discussed in the conference call can be found at www.buffet.com on the financial information page.

About Buffet Holdings

Buffets currently operates 341 restaurants in 32 states comprised of 332 buffet restaurants and nine Tahoe Joe’s Famous Steakhouse® restaurants. The buffet restaurants are principally operated under the Old Country Buffet® or HomeTown Buffet® brands. Buffets also franchises eighteen buffet restaurants in seven states.

Safe Harbor Statement

The statements contained in this release that are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results including, specifically, first quarter fiscal 2007 same-store sales guidance to differ materially from those set forth in, or implied by, the forward looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets Holdings’ business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, public health developments including avian flu, government regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the “Risk Factors/Forward-Looking Statements” section contained in Buffets Holdings’ Form 10-K which was filed with the Securities and Exchange Commission on September 20, 2006. The statements in this release reflect Buffets Holdings’ current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time and no obligation is undertaken to provide updates with respect to the information.

CONTACT:
Buffets Holdings, Inc.
A. Keith Wall
Chief Financial Officer
(651) 994-8608

Tables to Follow

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 29,	June 28,
	2005	2006
	(Unaudited)
	(In thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,662	$20,219
Receivables	6,632	4,879
Inventories	18,957	18,926
Prepaid expenses and other current assets	6,318	5,384
Deferred income taxes	12,533	10,324

Total current assets	65,102	59,732
PROPERTY AND EQUIPMENT, net	146,653	141,404
GOODWILL	312,163	312,163
DEFERRED INCOME TAXES	8,195	13,683
OTHER ASSETS, net	12,910	11,514

Total assets	$545,023	$538,496

LIABILITIES AND SHAREHOLDER'S DEFICIT
CURRENT LIABILITIES:
Accounts payable	$44,883	$48,101
Accrued liabilities	69,581	68,344
Income taxes payable	6,990	6,977
Current maturities of long-term debt	2,016	1,862

Total current liabilities	123,470	125,284
LONG-TERM DEBT, net of current maturities	464,178	460,652
DEFERRED LEASE OBLIGATIONS	28,375	28,356
OTHER LONG-TERM LIABILITIES	7,369	7,355

Total liabilities	623,392	621,647
SHAREHOLDER'S DEFICIT:
Preferred stock; $.01 par value, 1,100,000 shares authorized; none
issued and outstanding as of June 29, 2005 and June 28, 2006	—	—
Common stock; $.01 par value, 3,600,000 shares authorized; 3,175,135 shares issued and outstanding as of June 29, 2005 and 3,104,510 as of
June 28, 2006	32	31
Additional paid in capital	14	5
Accumulated deficit	(78,415)	(83,187)

Total shareholder's deficit	(78,369)	(83,151)

Total liabilities and shareholder's deficit	$545,023	$538,496

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Weeks Ended		Fiscal Year Ended
	June 29,	June 28,	June 29,	June 28,
	2005	2006	2005	2006
	(Unaudited)		(Unaudited)
	(In thousands)		(In thousands)
RESTAURANT SALES	$226,831	$225,565	$926,781	$963,161
RESTAURANT COSTS:
Food	76,555	77,312	307,087	327,244
Labor	67,439	61,647	278,991	274,652
Direct and occupancy	52,226	52,244	219,255	227,680

Total restaurant costs	196,220	191,203	805,333	829,576
ADVERTISING EXPENSES	6,331	6,399	24,166	30,637
GENERAL AND ADMINISTRATIVE EXPENSES	10,553	11,002	43,706	44,198
SHAREHOLDERS' RIGHTS REPURCHASE	—	—	—	757
CLOSED RESTAURANT COSTS	605	512	2,909	6,023
IMPAIRMENT OF ASSETS	3,609	4,614	3,609	5,964

OPERATING INCOME	9,513	11,835	47,058	46,006
INTEREST EXPENSE	11,101	12,142	48,100	52,242
INTEREST INCOME	(132)	(37)	(515)	(375)
LOSS RELATED TO REFINANCING	(3)	—	856	647
LOSS RELATED TO EARLY EXTINGUISHMENT OF DEBT	—	—	1,923	—
OTHER INCOME	(218)	(217)	(935)	(994)

LOSS BEFORE INCOME TAXES	(1,235)	(53)	(2,371)	(5,514)
INCOME TAX EXPENSE (BENEFIT)	324	2,635	(187)	(742)

Net loss	$(1,559)	$(2,688)	$(2,184)	$(4,772)

	Percentage of Sales
	Twelve Weeks Ended		Fiscal Year Ended
	June 29,	June 28,	June 29,	June 28,
	2005	2006	2005	2006
RESTAURANT SALES	100.0%	100.0%	100.0%	100.0%
RESTAURANT COSTS:
Food	33.7%	34.3%	33.1%	34.0%
Labor	29.7%	27.3%	30.1%	28.5%
Direct and occupancy	23.0%	23.2%	23.7%	23.6%

Total restaurant costs	86.5%	84.8%	86.9%	86.1%
ADVERTISING EXPENSES	2.8%	2.8%	2.6%	3.2%
GENERAL AND ADMINISTRATIVE EXPENSES	4.7%	4.9%	4.7%	4.6%
SHAREHOLDERS' RIGHTS REPURCHASE	0.0%	0.0%	0.0%	0.1%
CLOSED RESTAURANT COSTS	0.3%	0.2%	0.3%	0.6%
IMPAIRMENT OF ASSETS	1.6%	2.0%	0.4%	0.6%

OPERATING INCOME	4.2%	5.2%	5.1%	4.8%
INTEREST EXPENSE	4.9%	5.4%	5.2%	5.4%
INTEREST INCOME	-0.1%	0.0%	-0.1%	0.0%
LOSS RELATED TO REFINANCING	0.0%	0.0%	0.1%	0.1%
LOSS RELATED TO EARLY EXTINGUISHMENT OF DEBT	0.0%	0.0%	0.2%	0.0%
OTHER INCOME	-0.1%	-0.1%	-0.1%	-0.1%

LOSS BEFORE INCOME TAXES	-0.5%	0.0%	-0.3%	-0.6%
INCOME TAX EXPENSE (BENEFIT)	0.1%	1.2%	0.0%	-0.1%

Net loss	-0.7%	-1.2%	-0.2%	-0.5%

Certain percentage amounts do not sum to total due to rounding.

BUFFETS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	June 29,	June 28,
	2005	2006
	(Unaudited)
	(In thousands)
OPERATING ACTIVITIES:
Net loss	$(2,184)	$(4,772)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,247	32,067
Amortization of debt issuance cost	1,386	1,532
Accretion of original issue discount	11,906	13,336
Loss related to early extinguishment of debt	1,923	—
Deferred income taxes	(3,780)	(3,279)
Loss on disposal of assets	2,280	1,218
Impairment of assets	3,609	5,964
Changes in assets and liabilities:
Receivables	331	1,753
Inventories	(683)	(703)
Prepaid expenses and other current assets	(1,074)	1,283
Accounts payable	1,704	2,189
Accrued and other liabilities	2,551	(1,270)
Income taxes payable	2,459	(13)

Net cash provided by operating activities	52,675	49,305

INVESTING ACTIVITIES:
Purchase of property and equipment	(29,131)	(31,346)
Collections on notes receivable	733	1,062
Purchase of other assets	(73)	(2,438)

Net cash used in investing activities	(28,471)	(32,722)

FINANCING ACTIVITIES:
Repayment of debt	(29,781)	(17,016)
Issuance of stock	15	—
Repurchase of stock	(284)	(10)
Reduction of restricted cash available for early extinguishment of debt	16,228	—
Use of restricted cash for early extinguishment of debt	(15,736)	—
Debt issuance costs	(56)	—

Net cash used in financing activities	(29,614)	(17,026)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(5,410)	(443)
CASH AND CASH EQUIVALENTS, beginning of period	26,072	20,662

CASH AND CASH EQUIVALENTS, end of period	$20,662	$20,219

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for —
Interest (net of capitalized interest of $538 and $330)	$32,530	$37,242

Income taxes	$1,130	$2,549